EXHIBIT 16

September 13, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Windsor Capital Corp. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated September 8, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On September 8, 1999, PricewaterhouseCoopers LLP resigned as the independent accountants of the Registrant. The resignation resulted from a mutual agreement between PricewaterhouseCoopers LLP and the Registrant. The Registrant has not yet engaged a new independent accountant.

         The report of PricewaterhouseCoopers LLP on the Registrant's financial statements for the year ended January 31, 1999 was modified due to substantial doubt about the Registrant's ability to continue as a going concern. The report of PricewaterhouseCoopers LLP on the Registrant's financial statements for the year ended January 31, 1998 contained no adverse opinion nor a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with the audits of the Registrant's financial statements for the two most recent fiscal years and through September 8, 1999, there have been no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the Registrant's financial statements for such years.

         The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated September 13, 1999, is filed as Exhibit 16 to this Form 8-K.